As filed with the Securities and Exchange Commission on May 14, 2018

No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WYNDHAM HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3356232
(State of incorporation)	(I.R.S. Employer Identification No.)

22 Sylvan Way

Parsippany, New Jersey 07054

(973) 753-6000

(Address of Principal Executive Offices) (Zip Code)

WYNDHAM HOTELS & RESORTS, INC. 2018 EQUITY AND INCENTIVE PLAN

WYNDHAM HOTELS & RESORTS, INC. OFFICER DEFERRED COMPENSATION PLAN

WYNDHAM HOTELS & RESORTS, INC. NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN

WYNDHAM HOTELS & RESORTS, INC. SAVINGS RESTORATION PLAN

(Full Titles of the Plan)

Paul F. Cash

General Counsel

Wyndham Hotels & Resorts, Inc.

22 Sylvan Way

Parsippany, New Jersey 07054

(973) 753-6000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Christian O. Nagler

Marsha Mogilevich

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share (1)	10,000,000 shares	$14.39	$143,900,000	$17,915.55
Deferred Compensation Obligations (3)	$15,000,000	100%	$15,000,000	$1,867.50
Deferred Compensation Obligations (4)	$35,000,000	100%	$35,000,000	$4,357.50
Participation Interests	(5)	—	—	(6)
Total				$24,140.55

(1)   Includes shares of Common Stock, par value $0.01 per share, of Wyndham Hotels & Resorts, Inc. (the “Common Stock”) issued in respect of restricted stock units, stock options, stock appreciation rights, deferred stock units and other stock-based awards issuable pursuant to the Wyndham Hotels & Resorts, Inc. 2018 Equity and Incentive Plan, Wyndham Hotels & Resorts, Inc. Officer Deferred Compensation Plan, Wyndham Hotels & Resorts, Inc. Non-Employee Directors Deferred Compensation Plan and Wyndham Hotels & Resorts, Inc. Savings Restoration Plan. To the extent additional shares of Common Stock may be issued or become issuable as a result of a stock split, stock dividend, recapitalization or other distribution involving the Common Stock while this registration statement is in effect, this registration statement hereby is deemed to cover all such additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)   The proposed offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act with respect to shares of Common Stock issuable pursuant to the Wyndham Hotels & Resorts, Inc. 2018 Equity and Incentive Plan, Wyndham Hotels & Resorts, Inc. Officer Deferred Compensation Plan, Wyndham Hotels & Resorts, Inc. Non-Employee Directors Deferred Compensation Plan and Wyndham Hotels & Resorts, Inc. Savings Restoration Plan and are based upon the estimated book value of the Common Stock on May 31, 2018, the date on which all of the outstanding shares of Common Stock are to be distributed by Wyndham Worldwide Corporation to its stockholders. The book value per share was calculated based on the book value of Wyndham Hotels & Resorts, Inc. as of the most recent practicable date and the distribution ratio of one share of Common Stock for every share of Wyndham Worldwide Corporation common stock, applied to the estimated number of shares of Wyndham Worldwide Corporation common stock outstanding as of May 18, 2018, the record date for the distribution.

(3)   The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Wyndham Hotels & Resorts, Inc. Savings Restoration Plan.

(4)   The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Wyndham Hotels & Resorts, Inc. Officer Deferred Compensation Plan.

(5)     In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(6)     Pursuant to Rule 457(h)(3) no registration fee is required to be paid.

PART I

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Wyndham Hotels & Resorts, Inc. 2018 Equity and Incentive Plan, Wyndham Hotels & Resorts, Inc. Officer Deferred Compensation Plan, Wyndham Hotels & Resorts, Inc. Non-Employee Directors Deferred Compensation Plan and Wyndham Hotels & Resorts, Inc. Savings Restoration Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                         Incorporation of Documents By Reference

Wyndham Hotels & Resorts, Inc. (“Wyndham Hotels”) incorporates by reference the documents or portions of documents listed below which were filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•                  the registration statement on Form 10 (File No. 001-38432), filed by Wyndham Hotels with the Commission on March 16, 2018, as amended by Amendment No. 1, filed on April 19, 2018, including the description of Wyndham Hotels’ common stock contained therein, and any amendment or report filed for the purpose of updating such description; and

•                  Wyndham Hotels’ Current Reports on Form 8-K, filed with the Commission on May 11, 2018 (two).

Wyndham Hotels also incorporates by reference filings with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are filed with the Commission after the date of this Registration Statement (except for any portions of Wyndham Hotels’ Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                         Description of Securities

Not Applicable.

Item 5.                                                         Interests of Named Experts and Counsel

Not Applicable.

Item 6.                                                         Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below, the forms of Wyndham Hotels’ amended and restated certificate of incorporation and by-laws and the contracts described below.

Wyndham Hotels is a Delaware corporation. Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the corporation—by reason of the fact that the person is or was a director, officer, agent, or employee of the corporation, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well but only to the extent of defense expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article VII of Wyndham Hotels’ amended and restated certificate of incorporation will provide that Wyndham Hotels will indemnify its directors and officers to the fullest extent authorized or permitted by law. Article VIII of Wyndham Hotels’ amended and restated by-laws will further provide that the decision to indemnify will be made by Wyndham Hotels only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Article VIII.

Wyndham Hotels will also maintain, at its expense, a policy of insurance that insures its directors and officers, subject to customary exclusions and deductions, against specified liabilities which may be incurred by such individuals in those capacities.

Wyndham Hotels will also enter into agreements with its directors and executive officers that will require Wyndham Hotels to indemnify such persons against reasonable expenses and all claims, liabilities, damages, losses, judgments, orders, fines, penalties and other amounts payable in connection with, arising out of, in respect of or relating to or occurring as a direct or indirect consequence of any proceeding, whether actual, pending, completed or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee, controlling person, fiduciary or other agent of Wyndham Hotels (“Representative”), by reason of any actual or alleged action taken by such person or of any action on such person’s part while acting as Representative of Wyndham Hotels or by reason of the fact that such person is or was serving at the request of

Wyndham Hotels as a Representative of another Person. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7.                                                         Exemption From Registration Claimed.

Not Applicable.

Item 8.                                                         Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index and are incorporated by reference herein.

Item 9.                                                         Required Undertakings.

(a)                               The undersigned registrant hereby undertakes:

(1)                               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                               That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1

Form of Amended and Restated Certificate of Incorporation of Wyndham Hotels & Resorts, Inc. (filed as Exhibit 3.1 to Wyndham Hotels Amendment No. 1 to the Registration Statement on Form 10 filed on April 19, 2018, and incorporated herein by reference thereto).

4.2

Form of Amended and Restated By-laws of Wyndham Hotels & Resorts, Inc. (filed as Exhibit 3.2 to Wyndham Hotels Amendment No. 1 to the Registration Statement on Form 10 filed on April 19, 2018, and incorporated herein by reference thereto).

4.3

Form of Wyndham Hotels & Resorts, Inc. 2018 Equity and Incentive Plan (filed as Exhibit 10.6 to Wyndham Hotels’ Amendment No. 1 to the Registration Statement on Form 10 filed on April 19, 2018, and incorporated herein by reference thereto).

4.4

Form of Wyndham Hotels & Resorts, Inc. Officer Deferred Compensation Plan (filed as Exhibit 10.7 to Wyndham Hotels’ Amendment No. 1 to the Registration Statement on Form 10 filed on April 19, 2018, and incorporated herein by reference thereto).

4.5

Form of Wyndham Hotels & Resorts, Inc. Non-Employee Directors Deferred Compensation Plan (filed as Exhibit 10.8 to Wyndham Hotels’ Amendment No. 1 to the Registration Statement on Form 10 filed on April 19, 2018, and incorporated herein by reference thereto).

4.6

Form of Wyndham Hotels & Resorts, Inc. Savings Restoration Plan (filed as Exhibit 10.9 to Wyndham Hotels’ Amendment No. 1 to the Registration Statement on Form 10 filed on April 19, 2018, and incorporated herein by reference thereto).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of Deloitte & Touche LLP with respect to the financial statements of the Wyndham Hotels & Resorts businesses.

23.2*	Consent of Deloitte & Touche LLP with respect to the financial statements of Wyndham Hotels & Resorts, Inc.

23.3*	Consent of Deloitte & Touche LLP with respect to the financial statements of New La Quinta.

23.4*	Consent of Kirkland & Ellis LLP (included with Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on May 14, 2018.

WYNDHAM HOTELS & RESORTS, INC.

By:	/s/ Nicola Rossi
Name:	Nicola Rossi
Title:	Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul F. Cash and Steven A. Meetre, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign the Registration Statement on Form S-8 to be filed in connection with the offerings of shares of Common Stock of Wyndham Hotels & Resorts, Inc. and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Geoffrey A. Ballotti	President, Chief Executive Officer and Director	May 14, 2018
Geoffrey A. Ballotti	(Principal Executive Officer)

/s/ David B. Wyshner	Executive Vice President, Chief Financial	May 14, 2018
David B. Wyshner	Officer and Director (Principal Financial Officer)

/s/ Nicola Rossi	Senior Vice President and Chief	May 14, 2018
Nicola Rossi	Accounting Officer (Principal Accounting Officer)

/s/ Paul F. Cash	Director	May 14, 2018
Paul F. Cash